                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[X] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                           THE WESTWOOD GROUP, INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                           THE WESTWOOD GROUP, INC.

                     190 VETERANS OF FOREIGN WARS PARKWAY
                          REVERE, MASSACHUSETTS 02151

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON OCTOBER 24, 1995

                               ----------------
To the Stockholders of
The Westwood Group, Inc.

  Notice Is Hereby Given that the Annual Meeting of the Stockholders of The Westwood Group, Inc. (the "Company") will be held at the Clubhouse Dining Room, Wonderland Greyhound Park, 190 Veterans of Foreign Wars Parkway, Revere, Massachusetts, on October 24, 1995 at 10:00 a.m., local time (the "Annual Meeting"), for the following purposes, all of which are more completely set forth in the accompanying proxy statement:

    1. To elect three (3) Directors by vote of holders of Common Stock and Class B Common Stock, voting together, two (2) such Directors to serve for a three (3) year term, one (1) such Director to serve for a one (1) year term.

    2. To elect two (2) Directors by vote of holders of Common Stock, voting as a separate class, such Directors to serve for a two (2) year term.

    3. To approve an amendment to the Company's Certificate of Incorporation to reduce the number of authorized shares of Common Stock from 10,000,000 to 4,000,000.

    4. To ratify the selection of independent auditors for the year ending December 31, 1995.

    5. To transact any other business that may properly come before the Annual Meeting and any adjournments thereof.

  The Board of Directors has fixed the close of business on September 13, 1995 as the record date for determination of stockholders entitled to vote at the Annual Meeting. The stock transfer books of the Company will not be closed.

  Whether or not you intend to be present at the Annual Meeting, please fill out, date and sign the enclosed proxy and return it promptly in the enclosed envelope.

                                          By Order of the Board of Directors

                                          Richard P. Dalton
                                          President

Approximate date of mailing to Stockholders:

September 18, 1995

                                   IMPORTANT

  You are earnestly requested to fill out, date, sign and mail promptly the enclosed proxy so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured. A postage-paid envelope is provided for mailing in the United States. You are entitled to revoke your proxy at any time before it is exercised by written notice to the Secretary of the Company, by submission of another proxy bearing a later date or by voting in person at the meeting.

                           THE WESTWOOD GROUP, INC.

                     190 VETERANS OF FOREIGN WARS PARKWAY
                          REVERE, MASSACHUSETTS 02151

                               ----------------

                               PROXY STATEMENT
                      FOR ANNUAL MEETING OF STOCKHOLDERS
                               OCTOBER 24, 1995

                 APPROXIMATE DATE OF MAILING TO STOCKHOLDERS:

                            SEPTEMBER 18, 1995

                               ----------------

  This Proxy Statement is furnished to the stockholders of The Westwood Group, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Clubhouse Dining Room, Wonderland Greyhound Park, 190 Veterans of Foreign Wars Parkway, Revere, Massachusetts on October 24, 1995 at 10:00 a.m., local time, and at all adjournments thereof, for the purposes set forth in the attached Notice of Annual Meeting. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised, by written notice to the Secretary of the Company, by submission of another proxy bearing a later date or by voting in person at the Annual Meeting. Such revocation will not affect any votes taken prior thereto. The mere presence at the Annual Meeting of the person appointing a proxy does not revoke the appointment.

  The holders of a majority in interest of all Common Stock and Class B Common Stock issued, outstanding and entitled to vote are required to be present in person or represented by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. Abstentions and "non-votes" are counted as present in determining whether the quorum requirement is satisfied. Abstentions and "non-votes" have the same effect as votes against proposals presented to stockholders other than election of directors.

                       RECORD DATE AND VOTING SECURITIES

  Only stockholders of record at the close of business on September 13, 1995 are entitled to vote at the Annual Meeting. As of September 13, 1995, the Company had outstanding and entitled to vote 343,210 shares of Common Stock, par value $.01 per share ("Common Stock"), and 912,015 shares of Class B Common Stock, par value $.01 per share ("Class B Common Stock"). Each outstanding share of Common Stock entitles the record holder to one vote and each outstanding share of Class B Common Stock entitles the record holder to ten votes.

                             ELECTION OF DIRECTORS

  The Company's Certificate of Incorporation (the "Certificate") provides that the Board of Directors shall be divided into three classes, as nearly equal in number as possible. The Certificate further provides that, at each annual meeting of stockholders, one class of directors shall be elected to serve a term of office to expire at the third succeeding annual meeting of stockholders. Due to the expiration of the terms of the current directors of the Company, at the Annual Meeting, two (2) directors are to be elected in the class serving until the third succeeding annual meeting following election and until their successors are elected and qualified, two (2) directors are to be elected in the class serving until the second succeeding annual meeting following their election and until their successors are elected and qualified and one (1) director is to be elected in the class serving until the next annual meeting following his election and until his successor is elected and qualified.

  The Certificate also provides that, at each annual meeting of stockholders, the holders of Common Stock, voting as a separate class, are entitled to elect as directors that number of persons which, when added to the number of directors previously elected by the holders of Common Stock voting as a separate class who are to serve after such meeting, would constitute 25% of the total number of directors to serve after such meeting, provided that at any such annual meeting the holders of Common Stock are entitled to elect at least one person as a director but not more than one-half of the members of the Board of Directors to be elected at such annual meeting. Holders of Common Stock and holders of Class B Common Stock, voting together as a single class, are entitled to elect the remaining directors, with each share of Common Stock entitled to one (1) vote and each share of Class B Common Stock entitled to ten (10) votes. Directors are elected by a plurality of the votes cast by the holders of Common Stock and Class B Common Stock entitled to vote.

  The Board of Directors has adopted a resolution to fix the number of directors constituting the Board at five effective as of the Annual Meeting in accordance with the by-laws of the Company and has nominated (i) Richard P. Dalton and Jon M. Baker to serve as the directors elected by the holders of Common Stock, voting as a separate class, for a term of two (2) years, (ii) A. Paul Sarkis to serve as the director elected by the holders of Common Stock and Class B Common Stock, voting together, for a term of one (1) year, and
(iii) Charles F. Sarkis and Paul J. DiMare as the directors elected by the holders of Common Stock and Class B Common Stock, voting together, for a term of three (3) years. It is the intention of the persons authorized by the enclosed proxy, unless authority to do so is withheld, to vote to elect Messrs. Dalton and Baker as directors serving until the second succeeding annual meeting following their election and until their successors are elected and qualified, to elect Mr. Paul Sarkis as director serving until the next annual meeting following his election and until his successor is duly elected and qualified and to elect Messrs. Charles Sarkis and DiMare as directors serving until the third succeeding annual meeting following their election and until their successors are duly elected and qualified. All of the nominees are current directors of the Company except for Mr. A. Paul Sarkis. Two current directors of the Company, Messrs. Michael S. Fawcett and Joseph J. O'Donnell, are not nominees for election at the Annual Meeting.

  In the unforeseen event that any of the nominees should become unable or unwilling to serve as a director, the persons authorized by the enclosed proxy intend to vote for such substitute nominee as the Board of Directors may designate, or in the absence of such designation, in accordance with the best judgment of the person or persons acting under the proxy.

  The following table sets forth certain information concerning the nominees for election at the Annual Meeting. Unless otherwise indicated, titles or positions of an individual in the table refer to the individual's title or position with the Company.

                        DIRECTOR
      NAME AND AGE       SINCE               PRINCIPAL OCCUPATION
      ------------      --------             --------------------
 NOMINEES
 Jon M. Baker (53)        1987   Chairman and Chief Executive Officer of The
                                  Baker Companies (implementation and
                                  administration of executive benefit
                                  programs) since January 1990. Prior to that
                                  time, principal in the firm of Baker &
                                  Lander Insurance Agency, Inc.
                                  (implementation and administration of
                                  executive benefit programs) for more than
                                  five years.
 Richard P. Dalton (48)   1987   President and Chief Executive Officer since
                                  1993; Executive Vice President from 1988 to
                                  1992; Chief Operating Officer from 1989 to
                                  1992; Chief Financial Officer from 1988 to
                                  1989; Vice President from 1984 to 1987;
                                  Treasurer from 1974 to 1989. Director of
                                  Back Bay Restaurant Group, Inc.
 Paul J. DiMare (53)      1982   President of Paul J. DiMare Management Corp.
                                  (agricultural management and marketing) and
                                  DiMare Homestead, Inc. (agricultural
                                  processing and packaging) for more than the
                                  past five years. Director of First National
                                  Bank, Homestead, Florida.

                        DIRECTOR
      NAME AND AGE       SINCE               PRINCIPAL OCCUPATION
      ------------      --------             --------------------
 A. Paul Sarkis (27)    Nominee  Executive Vice President since August, 1995;
                                  Corporate Director of Development from 1993
                                  to 1995; Financial Analyst from 1991 to
                                  1993.
 Charles F. Sarkis (55)   1978   Chairman of the Board since 1978; Chief
                                  Executive Officer from 1978 to 1992;
                                  President from 1984 to 1992. Chairman of
                                  the Board, President and Chief Executive
                                  Officer of Back Bay Restaurant Group, Inc.
                                  (restaurant holding company), formerly a
                                  wholly-owned subsidiary of the Company, for
                                  more than five years. Chief Executive
                                  Officer of Sarkis Management Corporation
                                  (restaurant management) and Chairman of the
                                  Board and President of Boraschi Cafe, Inc.
                                  (restaurant holding company) for more than
                                  the past five years.

                  BOARD MEETINGS AND COMMITTEES OF THE BOARD

  The Board of Directors of the Company held one (1) meeting during the fiscal year ended December 31, 1994. Each of the Directors standing for reelection attended at least 75% of the meetings of the Board of Directors held during the period in which he served.

  The Board of Directors has two standing committees, the Audit Committee and the Compensation Committee. The Board does not have a nominating committee. During 1994, the Audit Committee was comprised of Jon M. Baker and Michael S. Fawcett and the Compensation Committee was comprised of Jon M. Baker. All of the above committee members are non-employee directors.

  The Audit Committee reviews with the Company's independent accountants the scope of the audit for the year, the results of the audit when completed and the fees for the services performed. The Audit Committee also recommends independent accountants to the Board of Directors and reviews with management various matters relating to internal accounting controls. During the year ended December 31, 1994, the Audit Committee held no separate meetings.

  The Compensation Committee determines and approves compensation and bonuses to be paid to executive officers of the Company. The Compensation Committee also administers any stock option, grant or bonus plans of the Company. During the year ended December 31, 1994, the Compensation Committee held no separate meetings.

  A. Paul Sarkis, currently an Executive Vice President of the Company and a nominee for director of the Company, is the son of Charles F. Sarkis, the Chairman of the Board of Directors. All of the directors and executive officers are citizens of the United States. There are no arrangements or understandings between any of the directors or executive officers of the Company and any other person pursuant to which such director or executive officer was or will be selected as a director or officer of the Company. Each of the executive officers of the Company holds office at the pleasure of the Board of Directors.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

  (a) Common Stock. The following table sets forth certain information as of September 13, 1995 with respect to the beneficial ownership of the Company's Common Stock by each director and each nominee for election as a director, by each named executive officer, by all directors and officers of the Company as a group, and by persons known by the Company to own beneficially more than 5% of the outstanding Common Stock.

Unless otherwise noted, such stockholders have full voting and/or investment power with respect to the shares listed as beneficially owned by them.

                                             SHARES OF           PERCENT OF
                                           COMMON STOCK            CLASS
BENEFICIAL OWNER                       BENEFICIALLY OWNED(1) BENEFICIALLY OWNED
----------------                       --------------------- ------------------
MANAGEMENT:
Jon M. Baker.........................           37,975(2)          10.3%
Richard P. Dalton....................           12,350              3.6%
Paul J. DiMare.......................          143,300(3)          37.4%
A. Paul Sarkis.......................           16,109(4)           4.5%
Michael S. Fawcett...................           25,600(5)           7.0%
Joseph J. O'Donnell..................           47,380(6)          12.9%
Charles F. Sarkis....................          895,725(7)          72.3%
All Directors and Officers as a Group
 (8 persons).........................        1,178,439(8)          86.0%
OTHER HOLDERS:
DiMare Homestead, Inc................           92,500(9)          27.0%
Pauline F. Evans.....................           26,122(10)          7.6%
Estate of Samuel R. Harris, Jr.......           19,850(11)          5.8%

--------
 (1) As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of, a security). For purposes of this table, a person is deemed to have "beneficial ownership" of any security that such person has the right to acquire within 60 days, including by conversion of such stockholder's shares of Class B Common Stock into shares of Common Stock or by exercise of options. For purposes of this table, any shares of Common Stock not outstanding which are subject to such a right, options or conversion privileges, are deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person or group, but are not deemed to be outstanding for the purposes of computing such percentage owned by any other person or group.
 (2) Includes 5,475 and 7,500 shares held of record by Baker Insurance Agency, Inc. Profit Sharing Plan and Money Purchase Plan, respectively, over which Mr. Baker has voting and investment power, and presently exercisable options to purchase 25,000 shares. Mr. Baker's address is c/o The Baker Companies, 62 Walnut Street, Wellesley, Massachusetts 02181.
 (3) Includes 92,500 shares held of record by DiMare Homestead, Inc., a Florida corporation controlled by Mr. DiMare. Also includes presently exercisable options to purchase 40,000 shares. Mr. DiMare's address is c/o DiMare Homestead, Inc., P.O. Drawer BB, Homestead, Florida 33030.
 (4) Issuable upon conversion of the shares of Class B Common Stock beneficially owned by Mr. Sarkis. Mr. Sarkis' address is c/o the Company, 190 V.F.W. Parkway, Revere, Massachusetts 02151.
 (5) Includes presently exercisable options to purchase 25,000 shares. Mr. Fawcett's address is c/o Dorman & Fawcett, P.O. Box 214, Hamilton, Massachusetts 01936.
 (6) Includes presently exercisable options to purchase 25,000 shares. Mr. O'Donnell's address is c/o Boston Concessions Group, Inc. 111 6th Street, Cambridge, Massachusetts 02141.
 (7) Consists of 820,725 shares issuable upon conversion of the shares of Class B Common Stock beneficially owned by Mr. Sarkis as well as presently exercisable options to purchase 75,000 shares. Does not include 6,750 shares of Common Stock or 2,900 shares of Class B Common Stock held by Mr. Sarkis' wife; Mr. Sarkis disclaims beneficial ownership of such shares. See footnote (2) to the table below showing beneficial ownership of Class B Common Stock. Mr. Sarkis' address is c/o Back Bay Restaurant Group, Inc., 284 Newbury Street, Boston, Massachusetts 02115.
 (8) Includes presently exercisable options to purchase 190,000 shares and 836,834 shares issuable upon conversion of shares of Class B Common Stock, held by all directors and officers as a group.
 (9) See Footnote (3).
(10) Ms. Evans' address is 3600 Galt Ocean Drive, Fort Lauderdale, Florida
     33308.
(11) Address is c/o Patricia F. Harris, 11 Royal Road, Brookline, Massachusetts 02146.

  (b) Class B Common Stock. The following table sets forth certain information as of September 13, 1995, with respect to the beneficial ownership of the Company's Class B Common Stock by each director who owns Class B Common Stock, by each named executive officer, by all directors and officers of the Company as a group, and by persons known by the Company to own beneficially more than 5% of the outstanding Class B Common Stock. Unless otherwise noted, such stockholders have full voting and/or investment power with respect to the shares listed as beneficially owned by them.

                                         SHARES OF CLASS B       PERCENT OF
                                           COMMON STOCK            CLASS
BENEFICIAL OWNER                       BENEFICIALLY OWNED(1) BENEFICIALLY OWNED
----------------                       --------------------- ------------------
Charles F. Sarkis....................         804,616(2)           88.2%
A. Paul Sarkis.......................          16,109               1.8%
All Directors and Officers as a Group
 (8 persons).........................         820,725(2)           90.0%

--------
(1) As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of a security). For purposes of this table, a person is deemed to have "beneficial ownership" of any security that such person has the right to acquire within 60 days.
(2) Includes shares held by Sarkis Management Corporation which is wholly owned by Mr. Sarkis. Does not include 93,754 shares held by Mr. Sarkis' six adult children (including Mr. A. Paul Sarkis) or 2,900 shares held by Mr. Sarkis' wife; Mr. Sarkis disclaims beneficial ownership of such shares.

                            EXECUTIVE COMPENSATION

  The following table shows the cash and remuneration paid or accrued for the three years ended December 31, 1994 in respect of services rendered to the Company and its subsidiaries for the three years ended December 31, 1994 by the Company and its subsidiaries to the Company's Chief Executive Officer and to each of the Company's other executive officers whose annual compensation exceeded $100,000.

                          SUMMARY COMPENSATION TABLE

                               ANNUAL COMPENSATION(1)           LONG-TERM COMPENSATION PAYOUTS
                        ------------------------------------ -------------------------------------
       NAME AND                                    OTHER     RESTRICTED
       PRINCIPAL                      INCENTIVE    ANNUAL      STOCK    OPTIONS/  LTIP   ALL OTHER
       POSITION         YEAR  SALARY    BONUS   COMPENSATION  AWARDED     SARS   PAYOUTS  PAYOUTS
       ---------        ---- -------- --------- ------------ ---------- -------- ------- ---------
Charles F. Sarkis...... 1994 $200,000      --        --          --         --      --       --
 Chairman of the Board  1993  275,000      --        --          --         --      --       --
 Chairman of the Board, 1992  557,000      --        --          --      75,000     --       --
 President, and Chief
  Executive Officer
Richard P. Dalton...... 1994  180,000      --        --          --         --      --       --
 President and Chief    1993  180,000      --        --          --         --      --       --
 Executive Officer
 Executive Vice         1992  195,000  $45,000       --          --         --      --       --
 President and
  Chief Operating
  Officer

--------
(1) Cash compensation is paid periodically and, from time to time, may be advanced. Bonus amounts are presented in the year for which they were earned regardless of when paid.

COMPENSATION PURSUANT TO PLANS

  1984 Incentive Stock Option Plan. The Company had in effect the 1984 Incentive Option Plan which permitted the grant of incentive stock options (within the meaning of Section 422 of the Internal Revenue code of 1986, as amended) to purchase up to 75,000 shares of the Company's Common stock to key employees (including full-time management and administrative personnel) of the Company and its subsidiaries. Such plan terminated in March, 1994 and there are no options outstanding under such plan.

  Remuneration of Directors. The Company pays to each non-employee director $2,000 per Board meeting attended with an additional fee of $1,000 for each Committee meeting attended.

  Stock Option Exercises and Aggregated Option Values at Fiscal Year End. The following table summarizes, as of December 31, 1994, information with respect to (non-plan) stock options then held by the Company's Chairman of the Board and Chief Executive Officer and President. There are no unexercised in-the-money options at December 31, 1994, and no options were exercised during the fiscal year ended December 31, 1994.

                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED
                                                          OPTIONS AT FY-END
                                                      -------------------------
        NAME                                          EXERCISABLE UNEXERCISABLE
        ----                                          ----------- -------------
   Charles F. Sarkis.................................   75,000           0
   Richard P. Dalton.................................        0           0

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Company's executive compensation program is administered by the Compensation Committee (the "Committee"), which determines executive officer compensation annually. The Committee is composed of independent directors who are not employees of the Company.

  In its deliberations, the Committee considers (i) the levels of responsibility associated with each executive's position, (ii) the past performance of the individual executive, (iii) the extent to which any individual, departmental or Company-wide goals have been met, (iv) the overall competitive environment and the level of compensation necessary to attract and retain talented and motivated individuals in key positions, and (v) the recommendations of appropriate officers of the Company.

  The Company's compensation program utilizes a combination of base salaries, annual bonuses and stock option awards.

  In determining the base salaries paid to the Company's executive officers, the Committee considers, in particular, their levels of responsibility, salary increases awarded in the past, and the executive's experience and potential.

  The Committee views cash bonuses as a vehicle for rewarding executives for achieving individual and corporate performance objectives.

  The Company's stock option program is intended to reward the participating executives for their efforts in building shareholder value and improving corporate performance over the long term. The stock option program also promotes the retention of talented executives. In determining the number of options granted to executive officers, the Committee takes into consideration options granted to such executives in previous years and the potential value which may be realized upon exercise of the options as a result of appreciation of the Company's stock during the option term.

  Due to the Company's performance during the fiscal year ended December 31, 1994, there was no change in base salaries paid, nor bonus or stock option award grants made, to the Company's chief executive officer or other executive officers. In 1993, the Compensation Committee reduced the annual base salary of Mr. Sarkis from $500,000 to $200,000 to reflect his reduced responsibilities to the Company resulting from his resignation as President and Chief Executive Officer in October 1992 and the financial condition of the Company at such time.

  The foregoing report has been approved by the sole member of the Committee.

                                          COMPENSATION COMMITTEE

                                          Jon M. Baker

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During the year ended December 31, 1994, Mr. Dalton served as an executive officer of the Company and as a member of the Compensation and Benefits Committee of the Board of Directors of Back Bay Restaurant Group, Inc., and Mr. Sarkis served as an executive officer of Back Bay Restaurant Group, Inc. and as Chairman of the Board of the Company.

                     REDUCTION OF AUTHORIZED COMMON SHARES

  In order to reduce Delaware franchise taxes, the Company has proposed to reduce the number of authorized shares of common stock from the current 10,000,000 to 4,000,000. The Company currently has authorized 10,000,000 shares of all classes of stock of which 5,000,000 shares are designated Common Stock and 5,000,000 shares are designated Class B Common Stock. Delaware franchise taxes are based on the Company's authorized shares, which are currently and expected to be in the foreseeable future, significantly in excess of the Corporation's issued and outstanding shares. Consequently, the Board of Directors adopted a resolution to amend the Company's Certificate of Incorporation to reduce the number of authorized shares of common stock to 4,000,000, of which 3,000,000 shares would be designated Common Stock and 1,000,000 shares would be designated Class B Common Stock. The relative rights and preferences of the Company's capital stock would otherwise be unchanged. The Board of Directors unanimously recommends that such amendment be approved and adopted by the Company's shareholders at the Annual Meeting. Pursuant to the Certificate, adoption of the amendment requires the affirmative vote of the holders of at least a majority of the shares of Common Stock and Class B Common Stock voting at the Annual Meeting, each as a separate class, whether by proxy or in person, provided that such majority is also at least a majority of the outstanding shares of Common Stock and Class B Common Stock, respectively.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors, upon the recommendation of its Audit Committee, has selected the firm of Coopers & Lybrand LLP, as independent auditors for the Company for the year ending December 31, 1995. Unless instructed to the contrary, the persons authorized by the enclosed proxy will vote for ratification of the selection of Coopers & Lybrand LLP as independent auditors.

  The Board of Directors seeks stockholder ratification of its selection of independent auditors in order to determine stockholder opinion of such selection. In the event that stockholders fail to ratify its selection of independent auditors, the Board of Directors will consider such failure together with other factors, including but not limited to the recommendation of its Audit Committee, in determining whether or not to select other independent auditors for the subsequent fiscal year. Even if its selection of independent auditors is ratified, the Board of Directors, in its discretion, may direct the appointment of new independent auditors at any time during the year, if the Board of Directors determines that such a change would be in the best interests of the Company and its stockholders.

  A representative of Coopers & Lybrand LLP will be present at the Annual Meeting, with the opportunity to make a statement if he or she desires to do so. The representative will be available to respond to any appropriate questions directed to him or her by stockholders present at the Annual Meeting. The Company has been advised by Coopers & Lybrand LLP that neither the firm nor any of its partners has any direct financial interest or any material indirect financial interest in the Company or any of its subsidiaries.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  (a) The Company made loans of $28,000, $52,000 and $32,400 to Richard P. Dalton, a director and executive officer of the Company, in 1986, 1987 and 1988 respectively, in connection with certain purchases by

Mr. Dalton of shares of the Company's Common Stock. Personal loans in the amounts of $107,905, $55,104 and $10,000 were also made to Mr. Dalton during 1989, 1990 and 1991, respectively. During 1990, Mr. Dalton repaid $25,000 in principal amount of these loans. The Company also made personal loans to Mr. Sarkis in the amounts of $201,086 and $209,237 during 1989 and 1990, respectively. In January, 1995, Mr. Sarkis repaid $80,000 to the Company. These loans are payable on demand and bear interest at prime plus 1.5% per annum. As of September 13, 1995, all of these loans ($590,732 in the aggregate) plus accrued interest remain outstanding.

  (b) On December 31, 1990, Revere Realty Group, Inc. ("Revere Realty"), a company owned by Mr. Dalton, purchased six acres of land located in Revere, Massachusetts, from the Company for $1,856,000 consisting of $278,400 in cash and a note receivable of $1,577,600. The note accrued interest at the rate of 10% per annum and was due in quarterly installments of approximately $46,000 commencing March 31, 1991 with the entire unpaid balance of principal and interest to be paid in full on December 31, 1995. The note was secured by a mortgage on the property sold, an assignment of the proceeds of an expected lease on the property and Mr. Dalton's personal guaranty. Revere Realty made one scheduled payment under the note.

  In December 1994, the Company sold 9 acres of land located in Revere, Massachusetts and Revere Realty sold the six acres of land located in Revere, Massachusetts (described above) to a third party for $3,705,000. The proceeds allocated to Revere Realty were used by Revere Realty to satisfy its indebtedness to the Company.

  (c) Mr. Sarkis is the majority shareholder of the Company. The Company owns more than 10% of the common stock of Back Bay Restaurant Group, Inc. ("BBRG"). The following is a summary of certain arrangements between the Company and BBRG and/or their respective affiliates. Certain of these arrangements were made while BBRG was a wholly-owned subsidiary of the Company and accordingly, were established by related parties and were not subject to arms length negotiations.

  BBRG Operating, Inc., a subsidiary of BBRG, entered into a lease for 7,888 square feet of restaurant space in Boston, Massachusetts with 284 Newbury Street Trust, a trust for the benefit of 284 Newbury, Inc., a subsidiary of the Company. The primary lease term expires on September 30, 2001, but may be extended by the tenant for an additional ten year term. The lease provides for annual rent equal to the higher of $200,000 and 7 1/2% of sales, with the annual rent in no event to exceed $240,000. The tenant is also responsible for utilities, maintenance and taxes.

  BBRG also leases approximately 9,000 square feet of office space in Boston, Massachusetts from 284 Newbury Street Trust. The lease expires on September 30, 2002 and provides for annual rent of $140,000. BBRG is also responsible for utilities, maintenance and taxes. The landlord was responsible for $225,000 of the cost of the build out of the premises, with this amount being deducted from monthly rent payments on a pro rata basis over a two-year period.

  In December 1991, Boraschi Cafe, Inc., a wholly-owned subsidiary of BBRG (and previously a wholly-owned subsidiary of the Company), entered into a lease which formalized a prior leasing arrangement for 14,427 square feet of restaurant space in Boston, Massachusetts which Mr. Sarkis beneficially owns. The lease, which expires on September 30, 2006, provides for annual rent of $300,000 and that the tenant is responsible for utilities, maintenance and taxes.

  Prior to 1994, the Company and BBRG were parties to agreements pursuant to which BBRG operated the concession business and received certain other revenues in connection with the operation of Wonderland Greyhound Park and Foxboro Park, two parimutuel race tracks owned by the Company. In May 1994, BBRG transferred its concession and related operations to the Company in return for a $770,000 term note, to which $200,000 owed by the Company to BBRG was added, to bring the total principal amount of the note to $970,000. In March 1995, this note was amended to provide that principal and interest payments under the note would not begin until April 1, 1996.

  In December 1993, the Company and BBRG amended their existing Cross-Indemnification Agreement to provide that the Company's indemnification responsibilities extend only to certain liquor liability claims for which BBRG may be liable and that BBRG's indemnification responsibilities extend only to amounts the Company is required to pay pursuant to certain guarantees of the lease obligations of certain of BBRG's subsidiaries. By March 1995, there were no longer any contingent liabilities outstanding to which the amended Cross-Indemnification Agreement related, and this agreement was terminated. In addition, the Amended and Restated Tax Sharing and Indemnification Agreement between the Company and BBRG was also terminated at such time.

  (d) In November 1992 the Company engaged a firm to assist management in the planning and execution of financial and operational reorganization of the Company. One of the principals of such firm is Mr. Fawcett. As compensation for its services, for the year ended December 31, 1994, the Company paid such firm an aggregate fee of approximately $437,500. Such firm will also be granted options to acquire an amount of shares of the Company's common stock which, upon exercise, will constitute 6% of the Company's capital stock on a fully diluted basis, with an exercise price of $3 per share and a term of fifteen years.

                         COMPLIANCE WITH SECTION 16(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten percent stockholders are required by regulation of the SEC to furnish the Company with copies of all Section 16(a) forms that they file.

  Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the year ended December 31, 1994, all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that one report was filed late by each of Paul J. DiMare and Jeffrey Rabin (a former greater than ten percent beneficial owner of the Company's Common Stock) covering a single transaction.

                            EXPENSE OF SOLICITATION

  All costs connected with the solicitation of proxies will be borne by the Company. Brokers and other persons holding stock for the benefit of others will be reimbursed for their expenses in forwarding proxies and accompanying material to the beneficial owners of such stock and obtaining their proxies. Solicitation may be made by mail, telephone, telegraph or otherwise, and some of the directors, officers and regular employees of the Company may assist in the solicitation without additional compensation.

                         FUTURE STOCKHOLDER PROPOSALS

  The Company presently expects to hold its 1996 Annual Meeting of Stockholders (the "1996 Annual Meeting") on or about October 17, 1996. If a stockholder wishes to present a proposal to be voted on at the 1996 Annual Meeting, the stockholder must, at the time the proposal is submitted, be a record or beneficial owner of a security entitled to vote at the 1996 Annual Meeting. Further, for the proposal to be considered at the annual meeting, the stockholder must continue to own the security through the date of the 1996 Annual Meeting. The proposal, in order to be included in the management proxy statement and form of proxy, must be received at the Company's executive offices no later than May 15, 1996.

                                 OTHER MATTERS

  The Board of Directors knows of no other matters to be presented at the Annual Meeting, but if other matters do properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote according to their best judgment.

  Stockholders are requested to fill out, date, sign and return the enclosed proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States. If you attend the Annual Meeting, you may revoke your proxy at that time and vote in person if you so desire; otherwise your proxy will be voted for you. Your proxy may also be revoked by written notice to the Secretary of the Company or by submission of a later dated proxy.

                                  10-K REPORT

  The Company will provide each beneficial owner of its securities with a copy of its Annual Report on Form 10-K, including the financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission for the Company's most recent fiscal year without charge upon receipt of a written request from such person. Such requests should be directed to The Westwood Group, Inc., 190 VFW Parkway, Revere, Massachusetts 02151, Attention: Corporate Secretary.

                                VOTING PROXIES

  The Board of Directors recommends an affirmative vote on all proposals specified. Proxies will be voted as specified. If signed proxies are returned without specifying an affirmative or negative vote on any proposal, the shares represented by such proxies will be voted in favor of the Board of Directors' recommendations.

                                          By order of the Board of Directors

                                          Richard P. Dalton
                                          President

Revere, Massachusetts

September 18, 1995

                                [FRONT OF CARD]

                              THE WESTWOOD GROUP, INC.
                     190 Veterans of Foreign Wars Parkway
                          Revere, Massachusetts 02151

                      SOLICITED BY THE BOARD OF DIRECTORS
          FOR THE ANNUAL MEETING OF STOCKHOLDERS ON OCTOBER 24, 1995

The undersigned hereby appoints as Proxies, Richard P. Dalton and Richard G. Egan, Jr., each with the power to appoint his substitute and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of capital stock of The Westwood Group, Inc. (the "Company") held of record by the undersigned on September 13, 1995 at the Annual Meeting of Stockholders to be held on October 24, 1995 and any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES OF AMERICA.

HAS YOUR ADDRESS CHANGED?                          DO YOU HAVE ANY COMMENTS?

------------------------------                     -----------------------------

------------------------------                     -----------------------------

------------------------------                     -----------------------------

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE         [REVERSE OF CARD]

1.  Election of Directors:

                                  FOR        [_]
                             WITHHOLD        [_]
                       FOR ALL EXCEPT        [_]

Charles F. Sarkis, Paul J. DiMare and A. Paul Sarkis by vote of Common Stock and Class B Common Stock.

Richard P. Dalton and Jon M. Baker by Vote of Common Stock.

If you wish to withhold authority to vote for all nominees, mark the "Withhold" box. If you wish to withhold authority with respect to certain nominee(s), mark the "For All Except" box and strike a line through the particular name(s).

2. Approve amendment to Certificate of Incorporation to reduce authorized shares from 10,000,000 to 4,000,000:

                                  FOR        [_]
                              AGAINST        [_]
                              ABSTAIN        [_]

3.  Ratify appointment of Coopers & Lybrand LLP as independent auditors:

                                  FOR        [_]
                              AGAINST        [_]
                              ABSTAIN        [_]

4. In their discretion the proxies are authorized to vote upon any other business that may properly come before the meeting:

                                  FOR        [_]
                              AGAINST        [_]
                              ABSTAIN        [_]


RECORD DATE SHARES:  ________



Please be sure to sign and date this Proxy.     Date_________________________


------------------------------          ------------------------------
Stockholder sign here                   Co-owner sign here


Mark box at right if comments or address change have
been noted on the reverse side of this card.                  [_]


- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
DETACH CARD

                           THE WESTWOOD GROUP, INC.

Dear Shareholder,

Please take note of the important information enclosed with this Proxy. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, October 24, 1995.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Board of Directors
The Westwood Group, Inc.

                                                              September 18, 1995


Dear Fellow Stockholder:

          On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of The Westwood Group, Inc. on October 24, 1995. The meeting will be held in the Clubhouse Dining Room at Wonderland Greyhound Park, 190 Veterans of Foreign Wars Parkway, Revere, Massachusetts and will begin at 10:00 a.m.

          At the meeting the stockholders will be asked to consider and vote upon the election of directors, the amendment to the Company's Certificate of Incorporation to reduce the number of authorized shares from 10,000,000 to 4,000,000 and the ratification of Coopers & Lybrand LLP. as independent auditors for the Company. I hope that you will carefully review these proposals which are described in the accompanying Proxy Statement, and cast your vote for these proposals. The formal Notice of Meeting, Proxy Statement and Proxy Card as well as the Form 10-K for the year ended December 31, 1994 are enclosed.

          For the year ended December 31, 1994 the Company realized net income of $12,092,113. However, the majority of that income is attributable to an extraordinary item of $11,159,640 that represents a gain on retirement and forgiveness of debt. The Company incurred a loss from operations of $3,495,084 in the year ended December 31, 1994.

          The Company is trying to adapt and survive in a dramatically changing environment. One in which the Company and the racing industry nationally have experienced significant declines in on-site attendance and dollars wagered. On the other hand, there has been considerable growth in the simulcasting segment of our business. We are continually seeking ways to expand those revenues. The gains we are able to make in simulcasting, however, were more than offset by the negative impact attributable to the steady growth of the Massachusetts lottery and the relatively sudden and dramatic emergence of new forms of gaming, principally the opening of the Indian casino at Ledyard, Connecticut and the introduction of slot machines at the Lincoln, Rhode Island greyhound track.
Both of these competitors are in close proximity to the Massachusetts border and therefore rely upon their ability to attract Massachusetts patrons in large numbers. According to a recent article in International Gaming and Wagering Business, on slot machines alone patrons wagered $4.5 billion at the Indian casino in 1994 and are expected to wager $6.5 billion in 1995. Its overwhelming success has been at the expense of the Massachusetts racing industry. In turn, racing continues to decline since it is unable to effectively compete for the gaming and entertainment dollar with the state operated lottery, the slot machines at the Rhode Island racetrack and the Indian casino.

     This past year in Massachusetts, total gaming revenues reached $3.2 billion as compared to $2.8 billion in 1993, an increase of 14.3%. However, only the lottery, which realized 1994 revenues of $2.4 billion, experienced an increase in revenues while both pari-mutuel and charitable gaming experienced declines.

          After examining data compiled and published by the nationally recognized consulting firm, Christiansen/Cummings Associates, Inc., it is readily apparent that what is happening here in Massachusetts is not unique. Nationally, total gaming revenues reached $482.1 billion as compared to $394.2 billion in 1993, an increase of 22.3%. The segments of the industry that enjoyed the greatest gains were Indian reservations and casinos which experienced increases of 41.8% and 23.7% respectively. Greyhound and horse racing continued to struggle in 1994. Greyhound on-track wagering declined nearly 18% while on-track harness horse racing decreased by nearly 11%.

          More importantly, these declines are not a single year phenomenon, but rather represent an alarming long-term trend. Between 1982 and 1994 total gross wagering on all forms of gambling grew at an average annual rate of nearly 12%. All forms of pari-mutuel wagering, however, only grew at an average annual rate of less than 2%.

          As the racing industry has fallen victim to this onslaught of competition, we have not stood idly by. We have restructured the Company's balance sheet; retiring nearly $20 million in debt; reducing accounts payable, accrued expenses and other long-term obligations by approximately $11.5 million; and have generally renegotiated more favorable terms on the remaining debt. We have also restructured the organization. We have eliminated all but the most critical management positions, significantly downsized the workforce, negotiated substantial wage concessions and designed and implemented a variety of new operating efficiencies. Despite our fiscal constraints, we have managed to significantly upgrade our management team. Mr. Richard Egan has joined the Company as Vice President & Chief Financial Officer and Mr. Anthony Boschetto was hired as the Company's Controller. Together, utilizing their considerable experience, they are reorganizing our finance and accounting area. Meanwhile at the Company's subsidiary, Foxboro Harness, Inc,. we were able to recruit Mr. Gary Piontkowski, the former Chairman of the Massachusetts State Racing Commission, to join Foxboro as its Vice President and General Manager. He is providing the leadership to a completely new management team at the harness track. In recognition of the valuable role that A. Paul Sarkis has fulfilled these past several years, he was named Executive Vice President of the Company and is nominated for election to its Board of Directors. He has been coordinating our legislative efforts and working with our investment banking firm on a number of financing alternatives. All of these individuals are a very important part of the rebuilding process. A process that we believe will enable us to be well positioned for the challenges that lay ahead. In the meantime, we continue to strive to do everything in our power, considering our limited resources, to prevent further erosion of our patron base.

          Realistically however, the long-term strategy that will insure that shareholder value is maximized is to position Westwood for growth, not in the narrow confines of the pari-mutuel industry, but rather, in the gaming and entertainment industry. To that end we have worked tirelessly these past three years attempting to convince the Governor and the Legislature of the Commonwealth of Massachusetts of the need to allow the State's four commercial racetracks to offer their patrons the ability to wager on slot machines. It has been a long and involved process which has become more complicated by the Wampanoag Indians' efforts to open a casino in New Bedford, Massachusetts. We are cautiously optimistic, in light of the significant economic benefits that the racing industry has provided the Commonwealth of Massachusetts over the past sixty years, that the

Governor and the Legislature may enact gaming legislation that would hopefully enable us to return Westwood to being a healthy and vibrant company capable of contributing tens of millions of dollars to the Commonwealth, providing much needed employment to its citizens and a fair return for its shareholders.

          Lastly, I would like to recognize the sacrifices and contributions of our employees during these difficult times. Without the wage concessions that were agreed to, Westwood might not have survived these past several years. And to our creditors who worked with us during the restructuring process, we all appreciate their patience and cooperation as they gave us the opportunity to move forward. In addition, the entire Board of Directors joins me in thanking both Joseph O'Donnell, Jr. and Michael S. Fawcett who have served on Westwood's Board of Directors for a number of years and have decided not to stand for reelection. Their counsel was invaluable to us and we wish them well. Finally, to our stockholders, who have continuously expressed their support, the Board of Directors and I extend to you our sincere gratitude.




                                        Very truly yours,



                                        RICHARD P. DALTON
                                        President and Chief Executive Officer